Exhibit 10.10

SECOND AMENDMENT TO LEASE

(989 Market Street)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 11th day of August, 2011 (“Effective Date”) by and between 989 MARKET ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”) and ZENDESK INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Tenant and 989 Market Street, LLC, a Nevada limited liability company (“Former Landlord”), entered into that certain Office Lease dated April 29, 2011, as amended by that certain First Amendment to Lease dated July 28, 2011, as assigned by Former Landlord to Landlord on July 29, 2011 (collectively, the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space consisting of approximately 16,200 rentable square feet comprising the entire third (3rd) floor of that certain office building (“Building”) commonly known as 989 Market Street, located and addressed at 989 Market Street, Suite 300, San Francisco, California 94103 (“Original Premises”).

B. Tenant desires to expand its Original Premises and Landlord desires to lease additional space to Tenant on the terms and conditions set forth herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. Premises.

(a) Additional Premises. Effective as of November 1, 2011 (the “Expansion Date”), Landlord leases to Tenant and Tenant leases from Landlord, the entire second (2nd) Floor of the Building (the “Additional Premises”) and deemed to contain 17,588 square feet, as measured by ANSI/BOMA 1996 standards. Tenant’s leasing of the Additional Premises will be upon all of the existing terms of the Lease and any and all references in the Lease to the “Premises” shall be deemed to include the Original Premises and Additional Premises, except as provided to the contrary in this Second Amendment. All furniture and fixtures in the Additional Premises on the Expansion Date shall be deemed to be the property of Tenant. Tenant’s lease of the Additional Premises does not constitute the exercise of any of Tenant’s expansion, first refusal, or first offer rights under the Lease and all of Tenant’s rights thereunder remain in full force and effect, except as modified by this Second Amendment.

(b) Term. Unless the Lease is extended or earlier terminated as provided in the Lease, the term for the Additional Premises is thirty-six (36) months commencing on the Expansion Date and will run concurrently with the Lease Term for the Original Premises, expiring on October 31, 2014.

(c) Term Extension for Premises. The Lease Term for the Original Premises is hereby amended so that it runs concurrently with that of the Additional Premises, expiring on October 31, 2014. Landlord acknowledges and agrees that the Base Rent for the Original Premises during June though October of 2014 shall be $35,910 per month.

(d) Early Access to Additional Premises. Landlord shall give Tenant nonexclusive access to the Additional Premises between the Effective Date and the Expansion Date for the purposes of Tenant’s installing in the Additional Premises voice and data cabling and outlets, telephone equipment and furniture, fixtures, and equipment. During such access period, prior to the Expansion Date, (i) Tenant covenants that Tenant’s access and use of the Additional Premises prior to the Expansion Date shall be subject to all provisions of the Lease, except that Tenant’s obligation to pay Base Rent and Additional Rent for the Additional Premises shall not apply during such access periods and (ii) Tenant shall not conduct any business in the Additional Premises and none of Tenant’s employees shall office in the Additional Premises. Such access shall not advance the Expiration Date of the Lease.

2. Base Rent, Monthly Installments. Tenant shall pay to Landlord the following monthly installments of Base Rent for the lease of the Additional Premises.

Full calendar months of Lease Term	Annual Base Rent per rentable square feet	Monthly Installment of Base Rent
01-12	$33.00	$48,367
13-24	$34.00	$49,833
25-36	$35.00	$51,299

Landlord, at its cost and expense, shall cause all utilities for the Additional Premises to be separately metered or charged directly to Tenant by the provider. Tenant, on a direct-pay basis with the provider, shall pay for all electricity, heat, light, power, telephone, and other utilities and services used on the Additional Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like for utilities, pertaining to Tenant’s use of the Additional Premises. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as well as its pro rata share of janitorial, as reasonably determined by Landlord.

3. Security Deposit. Tenant shall deposit an additional security deposit in the amount of $46,475, in cash, with Landlord on the Expansion Date. Effective as of the Expansion Date, Section 1.5 of the Lease is deleted in its entirety and replaced with the following:

“1.16 Security Deposit. (Section 7): $81,035.00 in cash.”

4. Right of First Offer. Paragraph 4 of the Addendum to the Lease is hereby amended in its entirety and replaced with the following:

Provided that on the date of any ROFO Notice (as herein defined), Tenant is not in breach or default of the Lease after any applicable notice was given and any applicable grace or cure period has expired, Tenant shall have a one-time right of first offer to lease any space in the Building (the “ROFO Space”), which space becomes available between June 1, 2012 and October 31, 2014, for direct lease from Landlord for a term to expire as of Expiration Date, unless Tenant has otherwise extended its Option to Renew for the Premises, including the Offer Space pursuant to Paragraph 2 of the Addendum to the Lease. Landlord shall give Tenant written notice thereof (the “ROFO Notice”). The ROFO Notice shall specify the location and rentable square footage of the portion of the ROFO Space that is available for direct lease (the “Offer Space”) and the Fair Market Rate as reasonably determined by Landlord for the Offer Space; provided, however, that notwithstanding the foregoing, if the Fair Market Rate, as determined by Landlord, were less than the Base Rent rate payable under the Lease for the lease of the Additional Premises, then the Base Rent payable by Tenant for the lease of the Offer Space shall be equal to the Base Rent rate applicable to the Additional Premises. Tenant shall have five (5) business days (the “Acceptance Period”) after its receipt of the ROFO Notice in which to exercise its right of first offer to lease by delivering to Landlord, before the Acceptance Period expires, written notice executed by Tenant exercising the right of first offer to lease the Offer Space on the terms and conditions contained in the ROFO Notice; provided, however, that notwithstanding the foregoing, if Tenant timely exercises the right of first offer during the Acceptance Period, and Landlord and Tenant do not, within forty-five (45) days after the Acceptance Period expires, execute a mutually-satisfactory amendment to the Lease adding the Offer Space to the Premises at the rate and otherwise on the terms and conditions contained in the ROFO Notice, then Tenant’s exercise of the right of first offer shall thereupon automatically terminate and be null and void and of no force or effect, whereupon Landlord shall no longer have any obligation under the Lease, this Addendum or otherwise to offer to lease any of the ROFO Space to Tenant under any circumstances. If Tenant fails to deliver to Landlord, before the Acceptance Period expires, written notice executed by Tenant exercising the right of first offer to lease the Offer Space, or if Tenant delivers such written notice to Landlord during the Acceptance Period, but Landlord and Tenant do not execute a mutually-satisfactory amendment to this Lease within the period of forty-five (45) days after the Acceptance Period expires, then Landlord shall thereupon be free to lease the Offer Space to any other tenant or prospective tenant of the Building on any terms and conditions agreed to by them. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECOND AMENDMENT, (i) Tenant’s rights pursuant to this Paragraph are personal to Tenant and nontransferable and shall automatically terminate if Tenant assigns the Lease, as amended, or any of Tenant’s rights under the Lease, as amended, to any person or entity (other than pursuant to a Permitted Disposition) or subleases all or any portion of the Premises to any person or entity (other than pursuant to a Permitted Disposition); and (ii) Tenant’s rights pursuant to this Paragraph shall automatically terminate if, on the date of any ROFO Notice, a default or breach by Tenant under the Lease has occurred and is continuing after any applicable notice is given and any applicable cure period has expired.

5. Tenant’s Pro-Rata Share. Effective as of the Expansion Date, Section 1.5 of the Lease is deleted in its entirety and replaced with the following:

“1.5 Tenant’s Pro-Rata Share of the Building Area. (Section 2.1): 34.27% (subject to verification pursuant to Section 2.1).”

6. Landlord’s Share of Operating Expenses. Effective as of the Expansion Date, Section 1.14 of the Lease is deleted in its entirety and replaced with the following:

“1.14 Landlord’s Share of Operating Expenses. (Section 6.2): The amount of Operating Expenses for the Building incurred for the calendar year 2012.”

7. Tenant Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance in the amount of $184,674.00 (constitution $10.50 per square foot) (the “Allowance”). Tenant shall be entitled to use the Allowance for soft costs or towards Base Rent. Landlord shall deposit with Tenant the amount of the Allowance, in cash, simultaneously with Tenant’s execution of this Lease.

8. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment other than Cornish & Carey Newmark Knight Frank represented Tenant and Sansome Street Advisors represented Landlord. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for a commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party.

9. Signing Authority. Each individual executing this Second Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Second Amendment and that each person signing on behalf of Tenant is authorized to do so.

10. Counterparts and Fax Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Second Amendment may be executed by a party’s signature transmitted by facsimile or other electronic means (collectively, “faxed signatures”), and copies of this Second Amendment executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. Both parties hereto may rely upon faxed signatures as if such signatures were originals. Either party executing and delivering this Second Amendment by facsimile or other electronic means shall promptly thereafter deliver a counterpart signature page of this Second Amendment containing said party’s original signature. Both parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Second Amendment as if it were an original signature page.

11. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall continue to apply and shall remain unmodified and in full force and effect. Effective as of the Effective Date hereof, all references to the “Lease” shall refer to the Lease as amended by this Second Amendment.

[SIGNATURES ATTACHED HERETO]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

Landlord:	989 MARKET ASSOCIATES, LLC, a Nevada limited liability company

Date: 8/11, 2011	By:	/s/ Thomas R. Owens

Name:	Thomas R. Owens

Its Duly-Authorized	CEO

Tenant:	ZENDESK INC., a Delaware corporation

Date: 8/10, 2011	By:	/s/ Rick Rigoli

Name:	Rick Rigoli

Its Duly-Authorized	CFO